                                                                    EXHIBIT 12.2

                           Eagle Family Foods, Inc.
                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                      Fifty-Two        Fifty-Two     Fifty-Three
                                                     Week Period     Week Period     Week Period
                                                        Ended           Ended           Ended
                                                    June 30, 2001    July 1, 2000    July 3, 1999
                                                    -------------    ------------    ------------
Adjusted Earnings
Loss before income taxes........................       $ (7,935)       $(20,337)       $(22,140)
Portion of rent representative of interest......            337             277             216
Interest on indebtedness........................         33,399          31,907          27,793
                                                       --------        --------        --------
                  Total earnings as adjusted....         25,801          11,847           5,869
                                                       --------        --------        --------
Fixed Charges
Portion of rent representative of interest......            337             277             216
Interest on indebtedness........................         33,399          31,907          27,793
                                                       --------        --------        --------
                  Total fixed charges...........         33,736          32,184          28,009
                                                       --------        --------        --------
Deficiency of earnings..........................       $ (7,935)       $(20,337)       $(22,140)
                                                       ========        ========        ========
Ratio of earnings to fixed charges (a)..........             --              --              --
                                                       ========        ========        ========

(a) As earnings for the fifty-two week periods ended June 30, 2001 and July 1, 2000 and the fifty-three week period ended July 3, 1999 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $8.0 million, $20.3 million and $22.1 million, respectively.